No.____________                                                  $____________

                         STANSBURY HOLDINGS CORPORATION

                                 State of Utah

                                12 percent Bond

                              Due February 1, 2000

     FOR VALUE RECEIVED, Stansbury Holdings Corporation, a Utah corporation (the" Corporation"), promises to pay to _____________, or registered assigns, on February 1, 2000, the principal sum of $_____ in lawful money of the United States of America. The Corporation further promises to pay interest on the principal sum from February 1, 1997, at the rate of twelve percent (12%) per annum in lawful money of the United States of America. Interest will be paid quarterly on May 1, August 1, November 1, and February 1, of each year after February 1 1997, until the principal sum of this Bond has been paid or provision for its payment has been made.

     The principal of this Bond shall be payable at the principle office of the Corporation (or at any other place the Corporation designates in writing from time to time) upon the presentation and surrender hereof. The annual interest payments will be mailed to the registered holder of this Bond at the address last furnished in writing to the corporation.

     This Bond is one of a series of bonds of the Corporation, bearing interest at the rate of twelve percent (12%) per annum, issued and to be issued in connection with and secured by a

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mortgage or deed of trust dated May__, 1995, given by the Corporation to _______
Bank & Trust Company of Salt Lake City, Utah, as Trustee. The aggregate amount of bonds that may be issued under and pursuant to the mortgage or deed of trust is $_____ million; all of such bonds are equally secured by the mortgage or deed of trust. The mortgage or deed of trust mortgages to the Trustee the property and assets of the Corporation specified in the mortgage or deed of trust. A description of the property and assets mortgaged, the nature and extent of the security interest of the Trustee in the propery and assets mortgaged, the nature and extent of the rights of the holders of the bonds under the mortgage or deed of trust, and the terms and conditions under which the bonds are issued is contained in the mortgage or deed of trust, reference to which is hereby made with respect to all of the foregoing.

     This bond is registered both as to principal and interest and is transferable only on the books of the Corporation by presentation and surrender of this Bond accompanied by an assignment form duly completed and executed by the registered holder hereof or a duly auhorized attorney.

     This bond will not become an obligation of the Corporation unless and until the trustee's certificate on this Bond has been signed by ___________ Bank & Trust Company.

     IN WITNESS WHEREOF, the Corporation has caused this Bond to be signed by its duly authorized officers on May____, 1995.



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



                                             STANSBURY HOLDINGS CORPORATION


                                             ------------------------------
                                             President

                                             ------------------------------
                                             Secretary


                             Trustee's Certificate



     ________________________Bank & Trust Company, Trustee, hereby certifies that this Bond is one of the bonds referred to in the mortgage or deed of trust referred to in this Bond.


                                             _______________Bank & Trust Company


                                             -------------------------------
                                             Vice President



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